Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-216935, 333-210367, 333-202868, 333-194509, 333-194508, 333-187469, 333-116867, 333-123753, 333-132957, 333-141797, 333-149790, 333-158394, 333-165536, 333-172967, 333-180212, and 333-181327) of Marchex, Inc. of our reports dated March 14, 2018, relating to the 2017 consolidated financial statements of Marchex, Inc. and the effectiveness of internal control over financial reporting of Marchex, Inc. as of December 31, 2017, appearing in this Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Moss Adams LLP

Seattle, Washington

March 14, 2018